Filed Pursuant to Rule 424(b)(3)
                                File No. 333-97687


                                 (LOGO OMITTED)
                   Supplement Number Three Dated July 14, 2003

                     (To Prospectus Dated January 21, 2003)

                                SEARCHHELP, INC.
                                 8,000,000 UNITS



         This supplement to our prospectus dated January 21, 2003 has been prepared to extend the termination date of the offering of the units from July 15, 2003 to July 31, 2003. This supplement should be read in conjunction with, and may not be delivered or utilized without, our prospectus and supplement number one to our prospectus, and particularly the risk factors described in the prospectus, in order to have a full understanding of our company.


         The last paragraph of the section entitled "The Offering and Description of Securities" is hereby replaced in its entirety with the following paragraph:

         We are offering our units on a "best efforts" basis with no required minimum amount to be raised. Even if not all, or very few, of the 8,000,000 units are sold we will not refund any payments for the units. The offering of the units will terminate on July 31, 2003 if not earlier terminated by SearchHelp. The offering may be extended at the determination of the placement agent and the company for up to an additional 3 and one half months.


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of the prospectus, supplement number one to our prospectus or this supplement. Any representation to the contrary is a criminal offense.

         The date of this supplement is July 14, 2003.